UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 6)
                             (Final Amendment)*


                       Dreyer's Grand Ice Cream, Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $1.00 per share
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  26187810
                                ------------
                               (CUSIP Number)

                           Nancy E. Barton, Esq.
                    General Electric Capital Corporation
                            260 Long Ridge Road
                             Stamford, CT 06927
                               (203) 961-5523

                               Alan M. Lewis
                       General Electric Pension Trust
                               P.O. Box 7900
                             3003 Summer Street
                             Stamford, CT 06904
                               (203) 326-2313



------------------------------------------------------------------------------
    (Name, Address and Telephone Number of Persons Authorized to Receive
                        Notices and Communications)

                              January 31, 2002
             -------------------------------------------------
          (Date of Event which Requires Filing of this Statement)

If the filing Person(s) has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

*The remainder of this cover page shall be filled out for a reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26187810                 13D


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

        General Electric Capital Corporation (I.R.S. #13-1500700)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a)  [ ]
                                                                       (b)  [X]

3   SEC USE ONLY

4   SOURCE OF FUNDS (See Instructions)

        Not applicable

5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                          [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

  NUMBER OF      7  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH             0

                10  SHARED DISPOSITIVE POWER

                        0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

        0

12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                               [ ]
    EXCLUDES CERTAIN SHARES (See Instructions)

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

14  TYPE OF REPORTING PERSONS (See Instructions)

        CO

CUSIP No. 26187810                 13D


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

        General Electric Pension Trust (I.R.S. #14-6015763)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a)  [ ]
                                                                       (b)  [X]

3   SEC USE ONLY

4   SOURCE OF FUNDS (See Instructions)

        Not applicable

5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                          [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

  NUMBER OF      7  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH             0

                10  SHARED DISPOSITIVE POWER

                        0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

        0

12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                               [ ]
    EXCLUDES CERTAIN SHARES (See Instructions)

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

14  TYPE OF REPORTING PERSONS (See Instructions)

        EP

CUSIP No. 26187810                 13D


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

        GE Investment Private Placement Partners I, Limited
        Partnership (I.R.S. #06-1305217)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a)  [ ]
                                                                       (b)  [X]

3   SEC USE ONLY

4   SOURCE OF FUNDS (See Instructions)

        Not applicable

5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                          [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

  NUMBER OF      7  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH             0

                10  SHARED DISPOSITIVE POWER

                        0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

        0

12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                               [ ]
    EXCLUDES CERTAIN SHARES (See Instructions)

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

14  TYPE OF REPORTING PERSONS (See Instructions)

        PN EP

CUSIP No. 26187810                 13D


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

        GE Asset Management Incorporated (formerly known as GE Investment Management Incorporated), as General Partner of GE Investment Private Placement Partners I, Limited Partnership and as Investment Manager of General Electric Pension Trust (I.R.S. #06-1238874)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a)  [ ]
                                                                       (b)  [X]

3   SEC USE ONLY

4   SOURCE OF FUNDS (See Instructions)

        Not applicable

5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                          [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

  NUMBER OF      7  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH             0

                10  SHARED DISPOSITIVE POWER

                        0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

        0

12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                               [ ]
    EXCLUDES CERTAIN SHARES (See Instructions)

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

14  TYPE OF REPORTING PERSONS (See Instructions)

        CO

CUSIP No. 26187810                 13D


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

        General Electric Capital Services, Inc. (formerly known as General Electric Financial Services, Inc.) (I.R.S. #06-1109503)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a)  [ ]
                                                                       (b)  [X]

3   SEC USE ONLY

4   SOURCE OF FUNDS (See Instructions)

        Not applicable

5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                          [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

  NUMBER OF      7  SOLE VOTING POWER

   SHARES               Disclaimed (see 11 below).

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH             Disclaimed (see 11 below).

                10  SHARED DISPOSITIVE POWER

                        0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

        Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.

12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                               [ ]
    EXCLUDES CERTAIN SHARES (See Instructions)

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Not applicable (see 11 above).

14  TYPE OF REPORTING PERSONS (See Instructions)

        CO

CUSIP No. 26187810                 13D


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

        General Electric Company (I.R.S. #14-0689340)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a)  [ ]
                                                                       (b)  [X]

3   SEC USE ONLY

4   SOURCE OF FUNDS (See Instructions)

        Not applicable

5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                          [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

  NUMBER OF      7  SOLE VOTING POWER

   SHARES               Disclaimed (see 11 below)

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH             Disclaimed (see 11 below)

                10  SHARED DISPOSITIVE POWER

                        0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

        Beneficial ownership of all shares disclaimed by General Electric
        Company.

12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                               [ ]
    EXCLUDES CERTAIN SHARES (See Instructions)

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Not applicable (see 11 above)

14  TYPE OF REPORTING PERSONS (See Instructions)

        CO

This Amendment No. 6 and Final Amendment amends and supplements the Statement on Schedule 13D (the "Schedule 13D") filed by General Electric Capital Corporation, a Delaware corporation ("GECC"), General Electric Pension Trust, a New York common law trust ("GEPT"), GE Investment Private Placement Partners I, Limited Partnership, a Delaware limited partnership ("GEIPPP"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of General Electric Company ("GEAM"), General Electric Capital Services, Inc., a Delaware corporation and General Electric Company, a New York corporation on July 12, 1993 and amended on each of May 24, 1994, December 10, 1997, July 5, 2001, August 7, 2001 and January 30, 2002, relating to the common stock, par value $1.00 per share (the "Common Stock") of Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not defined in this Amendment have the meanings set forth in the Schedule 13D.

The Schedule 13D is amended in the following manner:


Item 5.   Interest in Securities of the Issuer.
------    ------------------------------------

          Item 5 paragraphs (a) to (e) are hereby amended to read as follows:

          (a) to (e) On January 31, 2002, GECC, GEPT and GEIPP sold an aggregate of 2,399,998 shares of Common Stock in a negotiated transaction to a financial institution at a price of $35.30 per share.

          As a result of this transaction, none of GECC, GEPT and GEIPP beneficially owns any shares of Common Stock and, accordingly, this Amendment represents the final amendment to the Schedule 13D previously filed by GECC, GEPT, GEIPP, GEAM, General Electric Capital Services, Inc. and General Electric Company.

Schedules:
---------

Schedule I is replaced in its entirety by Schedule I attached hereto.

                                 SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                GENERAL ELECTRIC CAPITAL CORPORATION


                                By:  /s/ Jonathan K. Sprole
                                    ----------------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Department Operations Manager


                                ENERAL ELECTRIC PENSION TRUST


                                By:  GE Asset Management Incorporated,
                                its Investment Manager


                                By:  /s/ Patrick J. McNeela
                                    ----------------------------------------
                                Name:  Patrick J. McNeela
                                Title: Vice President


                                GE INVESTMENT PRIVATE PLACEMENT PARTNERS I,
                                LIMITED PARTNERSHIP

                                By: GE Asset Management Incorporated,
                                its General Partner


                                By:  /s/ Patrick J. McNeela
                                    ----------------------------------------
                                Name:  Patrick J. McNeela
                                Title: Vice President


                                GE ASSET MANAGEMENT INCORPORATED


                                By:  /s/ Patrick J. McNeela
                                    ----------------------------------------
                                Name:  Patrick J. McNeela
                                Title: Vice President


                                GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                By:  /s/ Jonathan K. Sprole
                                    ----------------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Attorney-in-Fact


                                GENERAL ELECTRIC COMPANY


                                By:  /s/ Jonathan K. Sprole
                                    ----------------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Attorney-in-Fact



Dated:  February 5, 2002

                                                                Schedule I

                           JOINT FILING AGREEMENT

     This will confirm the agreement by and among all the undersigned that the Amendment No. 6 to the Schedule 13D filed on this date with respect to the beneficial ownership by the undersigned of shares of Common Stock of Dreyer's Grand Ice Cream, Inc. is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  February 5, 2002

                                GENERAL ELECTRIC CAPITAL CORPORATION


                                By:  /s/ Jonathan K. Sprole
                                    ----------------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Department Operations Manager


                                ENERAL ELECTRIC PENSION TRUST


                                By:  GE Asset Management Incorporated,
                                its Investment Manager


                                By:  /s/ Patrick J. McNeela
                                    ----------------------------------------
                                Name:  Patrick J. McNeela
                                Title: Vice President


                                GE INVESTMENT PRIVATE PLACEMENT PARTNERS I,
                                LIMITED PARTNERSHIP

                                By: GE Asset Management Incorporated,
                                its General Partner


                                By:  /s/ Patrick J. McNeela
                                    ----------------------------------------
                                Name:  Patrick J. McNeela
                                Title: Vice President


                                GE ASSET MANAGEMENT INCORPORATED


                                By:  /s/ Patrick J. McNeela
                                    ----------------------------------------
                                Name:  Patrick J. McNeela
                                Title: Vice President


                                GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                By:  /s/ Jonathan K. Sprole
                                    ----------------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Attorney-in-Fact


                                GENERAL ELECTRIC COMPANY


                                By:  /s/ Jonathan K. Sprole
                                    ----------------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Attorney-in-Fact